EXHIBIT 10.1

Service Agreement

Company to be covered:

Guskin Gold Corp.

This Service Agreement (the “Agreement”) is by and between Integrity Media, Inc., a Nevada corporation (“IMI”), and Guskin Gold Corp. a Nevada corporation (the “COMPANY”). This Agreement is made effective as of June 1, 2022 (the “Effective Date”). IMI and the COMPANY are referred to herein individually as a “Party” and collectively as the “Parties”.

I.	SERVICES TO THE COMPANY BY IMI.

IMI agrees to provide the following services to the COMPANY (the “Services”) for June 1, 2022 - November 31, 2022:

(1)	IMI hereby agrees to provide Investor Relations services to the COMPANY including:

(a)	IMI will become the COMPANY’s Investor Relations agency of record with dedicated phone support and email response for COMPANY shareholders and other interested parties.
(b)	Press release conception and distribution with actual wire costs to be billed directly to the COMPANY directly by the preferred newswire service.
(c)	IMI will negotiate discounted press release distribution when possible.
(d)	Financial Media Outreach to microcap friendly or journalists in the COMPANY’S industry or industries.
(e)	Assistance in crafting and/or updating Investor Relations copy and collateral as reasonably needed by the COMPANY with periodic updates (decks, earnings, etc.)
(f)

IMI will provide guidance and assistance in choosing any supplemental exposure programs and in assisting the Company’s use of ethical and compliant media partners. IMI will negotiate discounts on paid media whenever possible.

(g)	Message board monitoring and general sentiment review, with subsequent reporting to COMPANY senior management and applied communications.
(h)	General consulting and assistance in financial communication, positioning and market strategy.
(i)	IMI will make introductions to potentially beneficial partners, as possible, for business development and other benefits.
(j)	As desired, IMI will host and officiate a weekly or bi-weekly Communications Strategy conference call with Company C-Level execs and consultants.
(k)	Interview prep and/or public speaking coaching for all events, news ops, etc.

(2) The COMPANY will provide and approve any content it requests IMI to distribute on its behalf. IMI will edit, comment and suggest copy changes for the COMPANY; however, the COMPANY is responsible for creating or supplying all original content and for approval of the finished copy and content and thus will take full responsibility for that content.

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(3) The Parties understand that the Services are designed to expose the COMPANY to the investing public. IMI makes no warranties or guarantees that such exposure will create volume, buying, or price appreciation for the COMPANY’S securities.

(4) IMI agrees to return any investor databases if it possesses them that are direct contacts of the COMPANY at the end of the agreement. Additionally, either party can terminate this agreement with 30 days written notice, ending the future obligation of the COMPANY to pay the montly cash retainer to IMI. The COMPANY recognizes that the compensation shares are earned upon execution of this agreement and will not be required to be returned if an early termination is requested.

II.	COMPENSATION TO IMI

As compensation for the Services, the COMPANY shall issue to IMI Restricted Rule 144 shares of the COMPANY’S common stock (the “Payment Shares”). A certificate for 45,000 shares shall be issued and delivered within 30 calendar days of execution of this agreement. The Payment Shares issued to IMI shall be deemed to be a fully earned, non-refundable, non-apportionable, and non-ratable retainer. Consequently, the Payment Shares shall be deemed to be fully paid and non-assessable and thus not a payment for future services. If the COMPANY decides to terminate this Agreement for any reason whatsoever, it is agreed and understood that IMI will not be requested or demanded by the COMPANY to return any of the Payment Shares. Shares should be issued in the corporate name “Integrity Media Inc.”

Following the applicable holding period for the Payment Shares, and upon the written request of IMI, the COMPANY agrees to provide, at its own expense, a valid written legal opinion relative to the sale or proposed sale of the Payment Shares within ten calendar days. The COMPANY further agrees to cooperate with IMI in having the Rule 144 legend removed from the certificate(s) representing the Payment Shares. The COMPANY shall not obstruct IMI’s sale of the Payment Shares in any way. The COMPANY agrees to record this agreement in their next available public filing.

In consideration of the acknowledgment by the COMPANY that the Payment Shares are compensation to IMI for services rendered, the Parties agree that if the COMPANY breaches its promise to provide a written legal opinion relative to the sale or proposed sale of the Payment Shares to IMI, the COMPANY shall pay to IMI in cash an amount equal to the loss in value of the Payment Shares between the date which is ten calendar days after the request by IMI pursuant to this section and the date the opinion letter is actually provided to IMI, as damages. This damages clause does not prohibit other available remedies.

As further compensation for the Services, the COMPANY shall pay IMI $4,000 per month for the first three months of the agreement, and $5,000 per month for months 4-6, due at the beginning of each 30 day period from the contract date.

MISCELLANEOUS

A. Indemnification. Because IMI must at all times rely upon the accuracy and completeness of information supplied to it by the COMPANY, the COMPANY agrees that IMI will not be held liable for the accuracy of any information provided by the COMPANY. The COMPANY further agrees to indemnify, hold harmless, and defend, IMI, including its officers, directors, agents, attorneys, employees and other representatives, at its expense in any proceeding or suit, which may arise out of or due to (i) the negligence of the COMPANY or its officers, directors, agents, attorneys, employees or other representatives that may arise from the inaccuracy or incompleteness of such material supplied by the COMPANY to IMI, or (ii) any breach of any covenant or warranty of the COMPANY in this Agreement.

B. Authority; Status. Each Party represents that it has the authority to enter into this Agreement. Each Party acknowledges and agrees that the relationship between the Parties hereto is that of an independent contractor.

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To IMI:	Integrity Media, Inc.
Attn: Kurt Divich, President 12106 Rojo Roma Ave. Las Vegas, Nevada 89138 Telephone: (702) 396-1000

To COMPANY:	Guskin Gold Corp. Attn: Naana Asante, CEO 4500 Great America ParkwayPMB 38 Santa Clara, CA 95054 (408) 766-1511

D. Governing Law; Exclusive Jurisdiction and Venue. This Agreement and the rights of the Parties hereunder shall be interpreted, construed, and governed according to the laws of the State of California, including all matters of construction, validity, performance, and enforcement and without giving effect to the principles of conflict of laws. The Parties agree that the Courts of the County of Orange, State of California shall have sole and exclusive jurisdiction and venue for the resolution of all disputes arising under the terms of this Agreement and the transactions contemplated herein. The COMPANY also agrees to record this agreement in its next public filing.

E. Legal Construction. If one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the remaining provisions of this Agreement shall remain in full force and effect as if such invalid, illegal, or unenforceable provision had never comprised a part of the Agreement.

F. Attorneys’ Fees. In the event any Party hereto shall commence legal proceedings against the other to enforce the terms hereof, or to declare rights hereunder, as the result of a breach of any covenant or condition of this Agreement, the prevailing party in any such proceeding shall be entitled to recover from the losing party its costs of suit, including reasonable attorneys’ fees, as may be fixed by the court.

G. Law and Arbitration This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts executed and performed in such State, without giving effect to conflict of law principles. All controversies, claims and matters of difference arising between the parties under this Agreement shall be submitted to binding arbitration in Orange County, California under the Commercial Arbitration Rules of the American Arbitration Association (“the AAA”) from time to time in force (to the extent not in conflict with the provisions set forth herein). This agreement to arbitrate shall be specifically enforceable under applicable law in any court of competent jurisdiction. Notice of the demand for arbitration shall be filed in writing with the other parties to this Agreement and with the AAA. Once the arbitral tribunal has been constituted in full, a hearing shall be held and an award rendered as soon as practicable. The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen, and the parties are not making progress toward a resolution. In no event shall it be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter would be barred by the applicable contractual or other statutes of limitations. The parties shall have reasonable discovery rights as determined by the arbitration. The award rendered by the arbitrators shall be final and judgment may be entered in accordance with applicable law and in any court having jurisdiction thereof. The decision of the arbitrators shall be rendered in writing and shall state the manner in which the fees and expenses of the arbitrators shall be borne.

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IN WITNESS WHEREOF, the Parties have caused their duly authorized officers to execute this Agreement, on the dates below indicated.

Guskin Gold Corp.	INTEGRITY MEDIA, INC.

/s/ Naana Asante	/s/ Kurt Divich
By: Naana Asante	By: Kurt Divich
Its: Chief Executive Officer	Its: President

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